UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

June 29, 2009

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9204	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

Purchase and Sale Agreement

On June 29, 2009, EXCO Operating Company, LP (“EOC”), and EXCO Production Company, LP (“EPC” and, together with EOC, “Seller”), each wholly-owned indirect subsidiaries of EXCO Resources, Inc., entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with BG US Production Company, LLC (“Buyer”), a wholly-owned indirect subsidiary of BG Group plc. Under the Purchase Agreement, Seller will sell to Buyer an undivided 50% interest in certain oil and gas assets and properties (the “Conveyed Interests”) located in the counties of Cherokee, Gregg, Harrison, Marion, Nacogdoches, Panola, Rusk and Shelby in the State of Texas and the parishes of Bienville, Bossier, Caddo, DeSoto, Red River and Webster in the State of Louisiana (the “AMI”). The Conveyed Interests will not include any of Seller’s assets or properties in its Gladewater, Overton, Vernon or Redlands fields. The sale of the Conveyed Interests will be effective as of January 1, 2009 (the “Effective Time”).

Purchase price

Under the terms of the Purchase Agreement, Buyer will pay Seller a purchase price of approximately $655 million in cash for the Conveyed Interests, subject to certain customary closing and post-closing purchase price adjustments, including, adjustments for the following:

•	revenues from the Conveyed Interests and certain operating expenses and other costs related to the Conveyed Interests received or paid between the Effective Time and closing,

•	certain title and environmental matters,

•	certain taxes relating to the Conveyed Interests, and

•

properties that may be excluded from the Conveyed Interests pursuant to the terms of the Purchase Agreement, including those excluded for title or environmental defects, the exercise of preferential purchase rights or the failure to obtain required consents.

BG Energy Holdings Limited, an affiliate of Buyer, has provided a payment guaranty to Seller of Buyer’s obligations under the Purchase Agreement and to pay the Carried Costs under the Joint Development Agreement (each as defined below).

Representations, warranties and covenants

The Purchase Agreement contains customary representations and warranties by Seller, including, among others, with respect to corporate power and authority, no conflicts, consents, bankruptcy, foreign person, written claims and litigation, material contracts, no violation of laws, preferential rights, royalties, payout status, imbalances, current commitments, environmental matters, taxes, broker’s fees, obligations to drill to hold acreage, advance sales or prepayments, plugging and abandonment, partnerships, permits, the completeness of the Conveyed Interests and no material adverse change. The Purchase Agreement also contains customary representations and warranties by Buyer.

The Purchase Agreement contains certain covenants by Seller, including the following:

•	restrictions on the conduct of Seller’s business with respect to the Conveyed Interests between signing and closing,

•	a requirement to make filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”),

•	a requirement to transfer a 50% interest in certain of Seller’s downstream transportation contracts to an affiliate of Buyer at closing,

•	a requirement to enforce, on behalf of Buyer and at Buyer’s expense, rights of Seller under certain warranties, guarantees or indemnities,

•	a requirement to negotiate in good faith with respect to the Midstream Transaction (defined below) subject to Seller’s board approval of the documentation relating to such transaction, and

•	a requirement to maintain for Seller’s use certain proceeds from the transaction (the “Maintenance of Value Covenant”).

The Maintenance of Value Covenant requires Seller, until December 31, 2011, to maintain in Seller for Seller’s use a minimum of $500 million of the purchase price (the “Minimum Consideration”) and restricts Seller from distributing any part of such Minimum Consideration to, or satisfying any obligation of, any of Seller’s affiliates (other than direct or indirect wholly-owned subsidiaries of Seller). Seller may satisfy the requirement to maintain the Minimum Consideration by using it to:

•	pay expenses or costs in connection with Seller’s general corporate purpose,

•	keep such amounts as cash, as cash equivalents or in other short-term investments,

•	acquire properties or other assets,

•	make capital expenditures, including paying development costs and operating expenses in accordance with the Joint Development Agreement,

•

satisfy Seller’s revolving credit facility by making payments to reduce the outstanding principal and interest to the extent such payment is made because of a mandatory reduction of the borrowing base under the credit facility in connection with the disposition of collateral to Buyer as part of the transactions contemplated by the Purchase Agreement, and

•	satisfy Seller’s senior term credit agreement by making payments to reduce the outstanding principal and interest.

To the extent Seller uses the Minimum Consideration in the manner set forth above (other than with respect to keeping amounts as cash, as cash equivalents or in other short-term investments), the amount required to be maintained as Minimum Collateral shall be decreased by the amount of such usage. If such amount is reduced to zero, then the Minimum Consideration requirement will terminate. Additionally, in certain circumstances, if EOC’s revolving credit facility or its other indebtedness is consolidated in any way with the indebtedness of any of its affiliates (other than its wholly-owned subsidiaries but including indebtedness of EXCO Resources, Inc.) prior to the termination of the Joint Development Agreement, the Maintenance of Value Covenant requires that EXCO Resources, Inc. (or its successor) must provide a payment guaranty of certain obligations of Seller under the Purchase Agreement and the Joint Development Agreement.

The Purchase Agreement also contains certain covenants by Buyer, including the following:

•	a requirement to post bonds and other security required for Buyer to own the Conveyed Interests,

•	a requirement to make filings under the HSR Act,

•	restrictions on Buyer’s ability to solicit for hire certain employees of Seller for a period of one year after the closing,

•	a requirement to cooperate with Seller with respect to the transfer of certain downstream transportation contracts to an affiliate of Buyer at closing, and

•	a requirement to negotiate in good faith with respect to the Midstream Transaction subject to Buyer’s board’s or other governing body’s approval of the documentation relating to such transaction.

Additionally, if Buyer enters into any agreement for borrowed money for the benefit of its affiliates (other than its wholly-owned subsidiaries) prior to the termination of the Joint Development Agreement, BG Energy Holdings Limited (or its successor) must provide a payment guaranty of certain obligations of Buyer under the Joint Development Agreement.

Closing

The transactions under the Purchase Agreement are expected to close on or about August 13, 2009, subject to the satisfaction of various closing conditions, including the following:

•	the termination of any applicable waiting periods under the HSR Act,

•

the sum of title defect amounts (net of title benefit amounts) and remediation amounts for environmental defects not exceeding $211 million, with any lesser amount becoming a potential proportional adjustment to the $655 million purchase price and the Carried Costs,

•

the successful negotiation and execution of certain ancillary agreements between EOC and Buyer (which agreements will provide for the creation of a joint relationship between EOC and Buyer with respect to certain gathering systems (the “Midstream Assets”) indirectly owned by EOC in the AMI (such transaction, as more specifically described below, the “Midstream Transaction”)), and

•	the receipt of certain agreed upon consents.

The Purchase Agreement requires a deposit from Buyer of $52.75 million. The deposit is to be applied against the purchase price at closing or, if Seller terminates the Purchase Agreement because Buyer has willfully breached Buyer’s covenants under the Purchase Agreement in any material respect, Seller may elect to retain the deposit as liquidated damages or return the deposit and seek any remedies available to Seller at law or in equity (including specific performance). If the Purchase Agreement is terminated for any reason other than as stated in the preceding sentence, the deposit is required to be returned to Buyer. If Seller willfully breaches its covenants under the Purchase Agreement in any material respect, Buyer may seek any remedies available to Buyer at law or in equity (including specific performance).

Title and environmental matters

Except for its remedy for a breach of Seller’s special warranty of title under the assignment of the Conveyed Interests at closing and its remedy of a breach by Seller of certain limited representations and interim period covenants, Buyer’s exclusive remedy for title matters and environmental matters, with certain exceptions, will be handled through a title or environmental defect mechanism. Buyer will have 30-days after signing to conduct its pre-closing title and environmental diligence on the Conveyed Interests. Subject to a de minimus threshold, a deductible and a netting concept for any title benefits, unless the parties agree otherwise, uncured and properly asserted pre-closing title and environmental defects will result in an adjustment to the purchase price and, in the case of title defects affecting the Deep Rights, the Carried Cost Obligation (as such terms are defined below). Furthermore, after the closing Buyer will have the right, until June 30, 2010, to conduct title diligence on, and to assert any post-closing title defects with respect to, certain undeveloped Haynesville acreage included in the Conveyed Interests that is not currently held by production. Subject to the same de minimus threshold and deductible described above and the right to net certain title benefits against asserted title defects, unless otherwise agreed to by the parties, uncured and properly asserted post-closing title defects will require Seller to return a certain portion of the purchase price to Buyer with respect to such title defects and result in reductions to the Carried Cost Obligation.

Indemnification

Seller has agreed to indemnify Buyer after the closing, subject to negotiated exceptions, limitations, and caps, against liabilities related to the following:

•	any breach by Seller of its representations, warranties, covenants and agreements contained in the Purchase Agreement,

•	any act or omission by Seller involving or relating to excluded assets or specified actions, suits or proceedings,

•

any claim for personal injury or death relating to the Conveyed Interests and occurring prior to the closing date to the extent attributable to the period of Seller’s ownership of the Conveyed Interests prior to the closing date,

•

the disposal or transportation of any hazardous substances from Conveyed Interests operated by Seller attributable to the period of Seller’s ownership of the Conveyed Interests to any location not on the Conveyed Interests or lands pooled or unitized with the Conveyed Interests in violation of any environmental law,

•	any payments for royalties or overriding royalties attributable to sales of hydrocarbons produced from the Conveyed Interests prior to the Effective Time,

•

any royalty, overriding royalty and other burdens on production of hydrocarbons from the properties held in suspense by Seller as of closing, or any interest accrued in escrow accounts for such suspended funds,

•

any liability of Seller for gross negligence or willful misconduct solely in connection with its operation prior to the closing of any of the Conveyed Interests in its capacity as operator of the Conveyed Interests (and not as a joint tenant in the properties comprising the Conveyed Interests), and

•	employment and tax liabilities.

Buyer has agreed to indemnify Seller after the closing, subject to customary exceptions and limitations for a transaction of this nature, against liabilities related to any breach by Buyer of its representations, warranties, covenants and agreements contained in the Purchase Agreement and obligations with respect to the Conveyed Interest that Buyer has agreed to assume. Other than the exclusions set forth below, from and after the closing of the Purchase Agreement, Buyer has agreed to assume all obligations and liabilities with respect to the Conveyed Interests regardless of whether such obligations and liabilities arose prior to, at or after the Effective Time (the “Assumed Obligations”). The Assumed Obligations do not include liabilities and obligations of Seller attributable to the Conveyed Interests to the extent that they are attributable to the following:

•	the ownership, use or operation of any assets specifically excluded from the Conveyed Interests,

•	specified actions, claims or legal proceedings,

•

Seller’s disposal or transportation of any hazardous substances attributable to its ownership or operation of the Conveyed Interests to any location not on the Conveyed Interests, or lands pooled or unitized therewith,

•	costs that are excluded from the purchase price adjustments described above,

•	Seller’s hedge contracts,

•	employment and tax liabilities,

•	royalty, overriding royalty and other burdens on production of hydrocarbons from the properties held in suspense by Seller at closing,

•	wells on the properties that were permanently abandoned prior the Effective Time,

•

obligations with respect to the period prior to closing and payable to any affiliate of Seller, other than for goods or services furnished in the ordinary course of business, or certain overhead costs,

•	operating expenses for which Seller is responsible under the Purchase Agreement, or

•	the duties of Seller as operator of the Conveyed Interests (as distinguished from the duties of Seller as a joint tenant in the properties comprising the Conveyed Interests).

Governing law and disputes

The Purchase Agreement is governed by Texas law. Any disputes between the parties with respect to the Purchase Agreement must be resolved through binding arbitration.

Joint Development Agreement

In connection with, and simultaneous to the closing of, the Purchase Agreement, Seller and Buyer have further agreed to enter into a Joint Development Agreement (the “Joint Development Agreement”), whereby, subject to the terms and conditions in the Joint Development Agreement, Seller and Buyer will jointly explore and develop the properties underlying the Conveyed Interests and any other properties jointly acquired by the parties in the AMI described below (such properties, the “Subject Oil and Gas Assets”). Pursuant to an agreed upon development work program (the “Program”), Seller and Buyer target spending approximately $2.8 billion collectively, which may be increased or decreased if the parties determine that such change is appropriate, to operate and develop the Subject Oil and Gas Assets through 2012. The Program may be amended by the operating committee and will be revised and extended on a rolling two-year basis. With certain limited exceptions, the Joint Development Agreement will remain in effect until January 1, 2020 unless earlier terminated by written agreement of the parties.

Carried costs and other expenses

As a material inducement for Seller entering into the Joint Development Agreement, Buyer will pay 75% of Seller’s share of certain eligible capital costs (the “Carried Costs”) expected to be incurred jointly by the parties from time to time in connection with the exploration and development of certain deep rights (the “Deep Rights”) within the AMI. Buyer’s obligation to pay the Carried Costs will terminate at the time when the aggregate Carried Costs paid by Buyer equals $400 million (or a lesser amount if such amount is reduced on account of title or environmental defects pursuant to the terms of the Purchase Agreement) (the “Carried Cost Obligation”). The time upon which such obligations terminate is referred to as the “Carry Termination Event” and is expected to occur in 2011 or 2012.

Other than the Carried Costs, each party will be responsible for its share of the costs and expenses associated with exploring, developing and producing the Subject Oil and Gas Assets. To facilitate funding the costs and expenses of developing and operating the Subject Oil and Gas Assets and to provide security to each party, the parties have agreed to fund periodically an escrow account created by the parties with an amount equal to estimates of certain future expenses for the following three month period. In addition to this three month deposit, Seller has agreed to fund one additional month of development costs into the escrow account and three additional months of operating expenses into the escrow account. The escrow account will be used to fund an operating trust account to be created by Seller, as trustee for the benefit of the parties. The operating trust account will serve as the parties’ joint operating account out of which the operator will pay development and operating costs and expenses. Each party will be granted customary rights to audit the escrow and operating trust accounts and protective liens in the funds that the other party deposits into the escrow account.

Operator arrangements

All properties not currently subject to a joint operating agreement and properties jointly owned by the parties in the future that are not subject to a joint operating agreement will be governed by an agreed upon form of joint development operating agreement (the “JDOA”) and the Joint Development Agreement. The JDOA will be deemed to apply separately to each drilling and production unit in which the parties to the JDA hold the entirety of the working interest and is expected to also apply to third parties that hold a working interest. Those properties that are currently subject to a joint operating agreement, and properties jointly owned by the parties in the future that have an existing joint operating agreement, will be governed by those joint operating agreements (the “Third Party Operating Agreements”) and, as between the parties, the JDOA.

Under the terms of the Joint Development Agreement, Seller has agreed to act as the operator of the Subject Oil and Gas Assets (the “Party Operator”) under the JDOA and, to the extent allowable, under any Third Party Operating Agreement and as the Joint Development Operator (being the operator of the Program who prepares the budgets, work programs and development plans and conducts area wide operations that are not covered by individual joint operating agreements) under the Joint Development Agreement. In its capacity as both the Party Operator and the Joint Development Operator, Seller is required to operate the Subject Oil and Gas Assets in accordance with the Joint Development Agreement and all applicable laws, leases and operating agreements and certain to be agreed upon health, safety, security and environmental guidelines and principles to be developed by Buyer and Seller after the closing.

Seller will be automatically removed or required to resign as the Party Operator if there is a “Material Event” (being generally defined as a dissolution, insolvency, assignment for the benefit of creditors, bankruptcy or similar economic distress events). Buyer can also remove or require Seller to resign as the Party Operator if:

•

there is a direct or indirect change of control of Seller (which excludes a change in control of EXCO Resources, Inc.), with respect to existing units or units to be formed after the closing date that include interests in the Subject Oil and Gas Assets owned by Seller as of the closing date,

•

there is a direct or indirect change of control of Seller (which includes a change in control of EXCO Resources, Inc.), with respect to all other Subject Oil and Gas Assets acquired after the closing date that are not within the boundaries of any drilling, proration or production unit existing as of the closing date or hereinafter formed,

•	good cause (as defined below) is established, or

•	Seller’s and its affiliates’ collective interests in the Subject Oil and Gas Assets drop below 12.5%.

Seller will automatically be removed as the Joint Development Operator if:

•	it terminates its legal existence (other than as part of an ordinary corporate reorganization),

•	it no longer possesses the corporate capability to serve as the Joint Development Operator,

•	there is a payment default or an acceleration of debt due to a default under any material agreement for borrowed money or a material guarantee (in each case) of Seller or its affiliates, or

•	there is a Material Event.

Buyer can require Seller to resign as the Joint Development Operator if:

•	there is a direct or indirect change of control of Seller (which excludes a change in control of EXCO Resources, Inc.),

•	good cause (as defined below) is established, or

•	Seller’s and its affiliates’ collective interests in the Subject Oil and Gas Assets drop below 12.5%.

The term “good cause” includes acts of gross negligence and willful misconduct by Seller as well as any material breach of or inability to meet the JDA standards of operation (as defined therein), or a material failure or inability to perform its obligations under the relevant JDOA, in its capacity as the Party Operator, or to perform its obligations under the Joint Development Agreement, in its capacity as the Joint Development Operator.

In the case of either a resignation or removal of Seller as either the Party Operator or the Joint Development Operator, Seller has agreed to vote to allow Buyer (or its designee) to take over such position (subject to restrictions under any Third Party Operating Agreement).

Limitations on operator liability

Under the terms of the Joint Development Agreement, the Joint Development Operator and the Party Operator will not be liable for operations under the Joint Development Agreement or other applicable operating agreements unless the loss, damage, claim or liability is caused by the gross negligence or willful misconduct of that person or its affiliates or their employees. The Joint Development Operator and the Party Operator are not however released from liability for a material breach of any financial, administrative or procedural (such as providing notices and voting) obligation of the Joint Development Operator under the Joint Development Agreement or the Party Operator under any applicable operating agreement. To the extent any liabilities arise from the foregoing and the Party Operator is released from the liability, the costs incurred in connection with the liability will be charged to the parties’ joint account.

Operating committee

The Joint Development Agreement provides for the establishment of an operating committee (consisting of a representative of each party) to facilitate the creation, approval and amendment of the Program and a development plan and budget for each year (the “Annual Work Program and Budget”), approve certain material contracts to be entered into in connection with development operations and provide for the overall direction of development and other operations.

The operating committee will meet at least once (but not more that three times unless otherwise agreed) each calendar quarter. Except in specified instances, all decisions of the operating committee will be decided by a supermajority vote (at least 75%) of the committee members who shall vote in proportion to the aggregate rights and obligations under the Joint Development Agreement of the party that such committee member represents.

For each calendar year, the operating committee will approve an Annual Work Program and Budget. The 2009 and the initial 2010 Annual Work Programs and Budgets have already been approved by the parties. If the operating committee is unable to approve an Annual Work Program and Budget for a relevant calendar year, then an Annual Work Program and Budget will automatically be deemed approved, which will include:

•	the development operations scheduled to be performed during the relevant year as set forth in the Program, if any, and associated costs reasonably required to implement such operations,

•	amounts based upon agreed upon formulas for operating expenses and technical services for the relevant calendar year,

•	any multi-year expenditures previously approved by the operating committee that are attributable to the relevant year,

•	existing payment commitments to third parties under leases and contracts binding with respect to the Subject Oil and Gas Assets, and

•	taxes payable with respect to the Subject Oil and Gas Assets by any operator under the terms of any applicable operating agreement.

Sole risk operations

If any development operation or area wide operation is proposed and not approved by the operating committee, then such operation may be conducted as a “Sole Risk Development Operation” (being an operation in which not all the parties participate, which will be subject to the non-consent penalties and provisions of the applicable joint operating agreement and will be subject to the cap for Non-Budgeted Operations described below). In the event Seller undertakes any Sole Risk Development Operation with respect to the Deep Rights, Buyer has agreed to pay the Carried Costs associated with such operation until the Carry Termination Event.

Any party may also propose development operations that are not included in the Program or a then-current approved Annual Work Program and Budget (a “Non-Budgeted Operation”). Any such Non-Budgeted Operation proposed by a party in which all parties agree to participate shall automatically be added to the Program and the applicable approved Annual Work Program and Budget(s) and shall cease to be a Non-Budgeted Operation. Any Non-Budgeted Operation in which less than all of the parties elect to participate may be undertaken as a Sole Risk Development Operation. Notwithstanding the preceding, until December 31, 2012, no Non-Budgeted Operation may be performed as a Sole Risk Development Operation for the benefit of a party if the sum of the estimated costs of conducting the Non-Budgeted Operation for the account of such party, together with costs incurred or to be incurred by the party with respect to other Sole Risk Development Operations performed or to be performed in the calendar year, together with all development operations performed or to be performed in the calendar year, exceeds 120% of the total amount of the approved Annual Work Program and Budget for the calendar year.

Any development operation proposed by a third party under an operating agreement will be subject to the operating agreement. Any development operation proposed by a third party in which Buyer and Seller agree to participate will automatically be added to the Program and the applicable approved Annual Work Program and Budget(s). Any Non-Budgeted Operation in which either Buyer or Seller elect not to participate may be undertaken as a Sole Risk Development Operation under the applicable operating agreement.

Defaults

Under the Joint Development Agreement, if any party defaults in an undisputed payment obligation and the default is not cured within 15 days following receipt of notice, then that party becomes a “Defaulting Party”. The non-defaulting parties shall have all rights and remedies against the Defaulting Party under the relevant applicable operating agreements. Also, the Defaulting Party shall have no right to:

•	make or participate in any proposal under the Joint Development Agreement or any joint operating agreement,

•

vote on any matter under the Joint Development Agreement or any joint operating agreement (excluding any amendment or waiver of the terms of any such agreement and amendment to the Development Work Program),

•	call any operating committee meeting,

•	access any data except as needed as operator,

•	transfer or encumber (other than customary credit facility encumbrances) its interests or withhold consent to another party’s transfer or encumbrance of an interest or a change of control, or

•	participate in acquisitions under the area of mutual interest.

From and after the later to occur of the 30 days following the time at which a party becomes a Defaulting Party and the time upon which the Defaulting Party’s escrow account balance is equal to zero, the non-defaulting parties will have the right to collect the proceeds of production from the Defaulting Party’s Subject Oil and Gas Assets.

If Buyer defaults in the payment of the Carried Costs, then (in addition to the other remedies against a Defaulting Party set forth in the Joint Development Agreement), Seller has the right (upon 15 days prior notice) to require Buyer to reassign to Seller a certain percentage of Buyer’s interest in the Deep Rights. Upon the reassignment, Buyer’s obligations to pay the Carried Costs will terminate and, with certain limited exceptions, the provisions of the Joint Development Agreement will terminate.

Transfer restrictions

The Joint Development Agreement also contains restrictions on each party’s ability to transfer its working or other material interest in the Subject Oil and Gas Properties. Unless a party is transferring all of its working interest in the Subject Oil and Gas Assets, that party may not make a transfer that would result in the transferor or the transferee holding less than 10% of the party’s aggregate rights and obligations under the Joint Development Agreement and any applicable operating agreements entered into under the Joint Development Agreement.

Any transfer of the Subject Oil and Gas Assets or any encumbrance upon those assets must be made specifically subject to the Joint Development Agreement (except that encumbrances made pursuant to certain bank debt will only be subject to the removal of operator provisions and the parties’ preferential purchase right and change in control provisions and Seller’s existing credit facilities will not be subject to any provisions of the Joint Development Agreement). Also, a Defaulting Party may not make any transfer of the Subject Oil and Gas Assets until the Defaulting Party cures its default.

A party that transfers any working or other material interest in the Subject Oil and Gas Assets will, notwithstanding the transfer, remain liable to the other parties for the working or other material interest in Subject Oil and Gas Assets being transferred with respect to development operations that are part of an approved Annual Work Program and Budget at the time of the transfer and any other costs that have accrued to the interest prior to the transfer. The party making the transfer will not have any other obligations for future costs or expenses. A party that transfers any working or other material interest in the Subject Oil and Gas Assets to an affiliate will remain primarily liable for costs and expenses with respect to the interest transferred.

The parties are free to encumber their interests in the Subject Oil and Gas Assets. Encumbrances to secure certain bank debt are not required to be subordinated to the terms of the Joint Development Agreement, but all other encumbrances must be made subordinate to the terms of the Joint Development Agreement.

For a period of three years after execution of the Joint Development Agreement, no party may transfer any of its working or other material interest in the Subject Oil and Gas Assets (other than to an affiliate) or suffer a direct or indirect change of control, which excludes a change of control of the ultimate parent company of a party (such as EXCO Resources, Inc.), without the consent of the other parties. The consent may be withheld for any reason. After the initial three-year period, a party may transfer any part of its working or other material interest to any person that has the financial ability to perform the obligations related to the transferred interest under the Joint Development Agreement. A party is not restricted from transferring immaterial non-operating interests in the Subject Oil and Gas Assets.

The Joint Development Agreement further restricts Seller from transferring its rights and obligations as the Joint Development Operator and the Party Operator without the prior written consent of the other parties. The consent may be withheld for any reason.

Preferential rights

Under the terms of the Joint Development Agreement, each party has a 60 day preferential purchase right in the event of a transfer of the other party’s working or other material interest or a change in control (other than a change in control of the ultimate parent company of a party).

Area of mutual interest

The Joint Development Agreement also contains a five-year area of mutual interest provision so that if any party acquires an interest in any oil and gas assets (subject to certain exclusions) within the AMI, then the other parties may acquire their proportionate share of the acquired asset. The right to acquire a proportionate share must be exercised by the applicable party within 60 days of the offer notice.

Governing law and disputes

The Joint Development Agreement is governed by Texas law. Any disputes between the parties with respect to the Joint Development Agreement must be resolved through binding arbitration.

Midstream Transaction

As a condition to the closing of the transactions contemplated by the Purchase Agreement and the execution and delivery of the Joint Development Agreement, EOC and Buyer must successfully negotiate and execute agreements relating to the Midstream Transaction. EOC and Buyer have agreed in principal that the Midstream Assets will be indirectly held in a newly formed limited liability company (“Newco LLC”) to be jointly held by EOC and Buyer. In exchange for its interest in Newco LLC, Buyer will contribute $249,000,000 in cash, subject to customary closing adjustments, to Newco LLC. In exchange for its interest in Newco LLC, Seller will contribute the subsidiaries holding the Midstream Assets to Newco LLC and receive a cash distribution from Newco LLC in an amount equal to Buyer’s contribution to Newco LLC. Seller and Buyer currently anticipate closing the Midstream Transaction at or near the closing of the Purchase Agreement.

Use of Proceeds

Assuming that both the Purchase Agreement and the Midstream Transaction are closed and subject to the Maintenance of Value Covenant, the estimated $655 million of proceeds from the Purchase Agreement and the estimated $249 million distribution from the Midstream Transaction are expected to be used to repay borrowings under EOC’s revolving credit facility and its senior term credit agreement and pay certain transaction expenses.

Section 7 - Regulation FD

Item 7.01	Regulation FD Disclosure.

On June 30, 2009, EXCO issued a press release, a copy of which is furnished as Exhibit 99.1, announcing the signing of the Purchase Agreement.

In accordance with general instruction B.2 to Form 8-K, information contained in Exhibit 99.1 is being “furnished” and not “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, and such information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXCO RESOURCES, INC.

Date: July 6, 2009	By:	/s/ WILLIAM L. BOEING
William L. Boeing Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated June 30, 2009.